Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 31, 2021, relating to the consolidated financial statements of Ideanomics, Inc. as of and for the years ended December 31, 2020 and 2019, to all references to our firm included in the December 31, 2020 annual report on Form 10-K of Ideanomics, Inc. filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2021. We were dismissed as auditors on September 24, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in this proxy statement/prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ B F Borgers CPA PC

Lakewood, Colorado

November 5, 2021